FOR IMMEDIATE RELEASE




                 E-LOAN, Inc. Reports Record Revenues and Profit
                             in Fourth Quarter 2002


              E-LOAN Raises Earnings And Revenue Guidance For 2003;
                Total Revenue Up 70% From Q4 2001 And 16% From Q3
           2002; Diversified Product Revenue Up 164% From Q4 2001 and
                                19% From Q3 2002;
 Record Purchase Mortgage and Home Equity Closed Loan Volume, Up 25% and 23% From Q3 2002; Results $0.01 Better Than the Top Range of Mid-December Guidance


     Dublin, Calif. - January 22, 2003 - E-LOAN, Inc. (Nasdaq: EELN), an online lending company, today reported that it achieved record revenues and profit in the fourth quarter ended December 31, 2002, made significant progress in diversified product revenue and marked its fifth consecutive profitable quarter.

     Revenues for the fourth quarter of 2002 were $33.1 million, up 70 percent from the $19.5 million reported in the fourth quarter of 2001. Net income for the fourth quarter of 2002 was $5.0 million or $0.08 per share basic and diluted on 59.3 million basic and 61.3 million diluted shares. This compares with a net income of $1.9 million or $0.04 per share basic and $0.03 diluted on 54.0 million basic and 59.7 million diluted shares during the fourth quarter of 2001. Revenues for the year ended December 31, 2002 were $103.3 million, up 52 percent from the $68.0 million reported for the year ended December 31, 2001. Net income for the year ended December 31, 2002 was $10.7 million or $0.18 per share basic and diluted on 57.6 million basic and 60.4 million diluted shares. This compares with a net loss of $39.5 million or ($0.73) per share basic and diluted on 53.8 million basic and diluted shares during the year ended December 31, 2001.

     "Our focus on growing diversified product revenue - comprised of purchase and non-prime mortgage, home equity and auto loans - paid off in the fourth quarter," said Chris Larsen, E-LOAN's Chairman and Chief Executive Officer. "We're particularly excited about the strong growth in our purchase mortgage business, which demonstrates that more and more people are trusting E-LOAN to provide them with a more enjoyable and affordable way to buy a home. We're also extremely pleased with the growth in our home equity business - fourth quarter revenues grew 41 percent from the third quarter of 2002 and 180 percent from the fourth quarter of 2001."

     "Building on solid growth in our diversified product revenue and a stronger refinance mortgage market than we had anticipated, I'm pleased to report that we are raising our financial guidance for fiscal year 2003," said Matt Roberts, E-LOAN's Chief Financial Officer. "In 2003, we now expect net income of approximately $14 million or $0.22 earnings per share versus prior guidance of $0.17 earnings per share - representing a 31 percent improvement over 2002 net income. We expect total 2003 revenue of approximately $125 million versus prior guidance of $110 million - representing a 21 percent improvement over 2002 results."


Discussion of Q4 2002 Results
-----------------------------

E-LOAN's revenues are primarily from the gain on sale of mortgage, auto, and home equity loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $33.1 million, an increase of 70 percent compared to revenues of $19.5 million in the same period last year, and up 16 percent compared to revenues of $28.4 million in the prior quarter. Prime refinance revenue was 58 percent of total revenue in the fourth quarter of 2002 compared to 59 percent in the prior quarter and 73 percent for the fourth quarter of 2001.



Components of Revenue                                  Q4 2002                    Q3 2002                Q4 2001
                                                       -------                    -------                -------
($ in thousands)                                               % of                      % of                      % of
                                               $ Total         Revenue     $ Total       Revenue    $ Total       Revenue
                                               -------         --------    -------       -------    -------       -------
Mortgage                                      $ 19,889          60%      $ 16,773         59%     $ 12,769         65%
Interest Income on mortgage                      4,576          14%         4,542         16%        3,211         16%
Home Equity                                      4,496          13%         3,129         11%        1,705          9%
Interest Income on home equity                     917           3%           705          2%          231          1%
Auto                                             2,999           9%         3,042         11%        1,498          8%
Other *                                            223           1%           246          1%          101          1%
                                              ---------       ------     ---------      ------    ---------      ------
Total                                         $ 33,100         100%      $ 28,437        100%     $ 19,515        100%


* Other revenue comes from credit card monitoring service, personal loan and student loan referrals


During the fourth quarter, we sold 17,335 loans with a value of $1.2 billion. Closed loan volume from mortgage refinance was 55 percent of total closed loan volume in the fourth quarter of 2002 compared to 62 percent in the prior quarter and 69 percent in the fourth quarter 2001. The following table provides unit and volume statistics for the fourth quarter of 2002.


Loan Volume                    # of Loans      $ Volume of        # of Loans      $ Volume of
($ in millions)                  Closed        Loans Closed         Sold          Loans Sold
                               ----------      ------------        ---------      ------------
Mortgage                          4,504              $1,001         3,849           $ 863
Auto                              8,935              $  165         9,199           $ 170
Home Equity                       4,028              $  175         4,287           $ 184
                                 ------              ------         ------          -----
Total                            17,467              $1,341        17,335          $1,217



Operations expenses - the fixed and variable costs of processing loan transactions - totaled $16.4 million or 50 percent of revenue in the fourth quarter compared to $10.6 million or 54 percent of revenue in the same period last year. Of the $16.4 million in total operations expenses, $8.7 million was non-interest mortgage related expense, $2.1 million was mortgage interest expense, $2.5 million was auto-related expense, $2.6 million was non-interest home equity related, and $0.5 million was home equity interest expense.

Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.



Direct Margins                                     Q4 2002                   Q3 2002             Q4 2001
($ in thousands)                                   -------                   -------             -------
                                                          % of                      % of                      % of
                                           $ Total        Revenue    $ Total        Revenue    $ Total        Revenue
                                           -------        -------    -------        -------    -------        -------
Mortgage                                  $ 11,214          56%      $ 8,951          53%     $ 7,002            55%
Mortgage Interest Margin                     2,436          53%        2,253          50%       1,393            43%
Home Equity                                  1,865          41%          796          25%         752            44%
Home Equity Interest Margin                    424          46%          313          44%          61            26%
Auto                                           540          18%          612          20%        (334)          (22%)
Other                                          223         100%          229          93%          58            57%
                                          ---------                  --------                  ------
Total                                     $ 16,702                   $13,154                  $ 8,932



Sales and marketing expenses totaled $7.6 million or 23 percent of revenue in the fourth quarter compared to $4.4 million or 22 percent of revenue for the same period last year.


Technology expenses were $1.5 million or 5 percent of revenue in the fourth quarter compared to $1.4 million or 7 percent of revenue for the same period last year.


General and administrative expenses were $2.3 million or 7 percent of revenue in the fourth quarter compared to $1.6 million or 8 percent of revenue for the same period last year.


Total assets at the end of the quarter were $452.0 million, which includes cash and cash equivalents of $36.3 million of which $2.5 million is restricted, and loans held-for-sale of $393.4 million. Loans held-for-sale grew substantially in the quarter as we funded $124 million more loans than we sold. As we recognize revenue on sold loans, the current increase in our loans held-for-sale will benefit revenue in future periods.


Total liabilities at the end of the quarter were $396.0 million and included $383.6 million in borrowings related to mortgage, home equity and auto loans held-for-sale. Total stockholders' equity at the end of the quarter was $56.0 million.


Prime Auto Facility
-------------------

In June, E-LOAN, Inc. created a qualified special purpose entity, E-LOAN Auto Fund One, LLC ("the QSPE"), which purchases prime auto loans from E-LOAN, Inc., and holds the loans. The QSPE secured a new $540 million credit facility with Merrill Lynch to support prime auto loan production. The credit facility mirrors common asset-backed financing structures for auto receivables. This structure enables us to have greater control over the pricing, underwriting and operational processes associated with our prime auto loan business.


The following are statistics on the loans sold to the QSPE in the fourth quarter. We sold $101.6 million to the QSPE during the quarter with $1.8 million in related gain on sale. In exchange for the loans sold, we receive cash and a beneficial interest in the auto loans sold to the QSPE. The primary variables used to calculate the fair value of the beneficial interest remained unchanged from those used in the prior period and were (a) 12 percent discount rate, (b) 72 bps life of loan loss rate, and (c) 1.5 ABS prepayment speed. The average loan characteristics were $18,900 loan size, 734 credit score, 25 percent new car, and an average APR of 5.79 percent.


We continue to sell all of our subprime auto originations to various subprime auto loan purchasers according to their underwriting guidelines. We do not retain any interest in subprime auto loans. During the quarter we ended our subprime auto loan sales agreement with Americredit, which had a negative impact on our auto loan volume in the quarter.


Conversion Statistics
---------------------

We release conversion rates on a one-quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications. The following table provides the conversion percentages for the third quarter of 2002.



                                    Q3'02
                                 Conversion %
                                 ------------

Mortgage
   Pre-Approval                     6%
   Purchase                        17%
   Refinance                       37%
   Total Mortgage                  25%
Home Equity                        31%
Auto                               15%


Financial Guidance
------------------

The following guidance and revenue growth targets are based on E-LOAN's current expectations as of January 22, 2003 and do not reflect the potential impact of events that may occur after January 22, 2003. The company assumes no duty to update any forward-looking statements contained in this press release.


We are pleased to increase our revenue and net income guidance for fiscal year 2003. We now expect 2003 total revenue of $125 million and net income of $14 million or $0.22 earnings per share.


The following assumptions support our 2003 financial guidance.


According to the most recent Mortgage Banker's Association forecast, refinance volumes are expected to decline approximately 47 percent from 2002's record high level with the majority of the decline in the back half of the year. We expect to grow our refinance market share during the year, resulting in a lesser decline of 22 percent in our prime refinance loan volumes in 2003. Additionally, our revenue per mortgage loan and interest spread is expected to trend down throughout 2003 toward historical levels.


Home equity loan volume is expected to grow as consumers opt for that loan type versus a cash-out refinance to meet their needs. Our auto loan assumption factors in continued manufacturer incentive financing, and the impact of reduced liquidity in the subprime lending market.


Given the above assumptions, we expect 2003 total revenue to grow to approximately $125 million - representing a 21 percent improvement over 2002 results on a substantially different revenue mix. Prime mortgage refinance revenue is expected to account for 42 percent of our total revenue in 2003 - down from 58 percent in 2002. Revenue from diversified products is expected to total approximately $73 million in 2003 - by comparison, this amount is greater than our total revenue in 2001 of $68 million.


We expect 2003 net income of approximately $14 million or $0.22 earnings per share on approximately 65 million diluted shares in 2003 - representing a 31 percent improvement over 2002 net income.


We expect the current quarter ending March 31st to be similar to our record performance in Q4 2002 - revenue of $33 million and net income of $5 million or $0.08 earnings per share.


Over the next three years, our goal is to grow our diversified product revenues by 50 percent per year, while increasing our share of the prime mortgage refinance market each year.


While the Mortgage Banker's Association has not provided any market forecast beyond 2003, we will continue to measure our refinance market share progress against their forecasts over time.


A compounded 50 percent annual growth rate on our diversified product revenues over 2002 results would produce approximately $150 million in revenue on these diversified products by 2005.


The following table provides a more detailed overview of our 2003 forward guidance:



                                  E-LOAN, Inc.
                                  2003 Guidance
                  (in millions except loans and per share data)

                                          Actual        Actual       Actual       Actual        Actual        Guidance     Guidance
                                          Q1 '02        Q2 '02       Q3 '02       Q4 '02         2002          Q1 '03        2003

Loans Closed and Sold
         Mortgage                           4,507        3,540        4,043         3,849       15,939          4,673       16,775
         Home Equity                        2,283        3,008        2,983         4,287       12,561          4,583       23,131
         Auto                               7,506        8,172        9,174         9,199       34,051          7,269       34,602
                                    -------------------------------------------------------------------  --------------------------
         Total Loans                       14,296       14,720       16,200        17,335       62,551         16,525       74,508
                                    ===================================================================  ==========================

Revenue
         Mortgage                        $   12.8      $  11.7      $  16.8       $  19.9      $  61.2        $  19.5      $  62.7
         Mortgage Interest                    3.0          3.0          4.5           4.6         15.1            5.8         23.2
         Home Equity                          2.3          3.3          3.1           4.5         13.2            4.4         23.0
         Home Equity Interest                 0.2          0.5          0.7           0.9          2.3            0.7          3.4
         Auto                                 2.3          2.2          3.0           3.0         10.5            2.5         11.9
         Other                                0.1          0.2          0.2           0.2          0.7            0.2          0.8
                                    -------------------------------------------------------------------  --------------------------
         Total Revenue                   $   20.8      $  21.0      $  28.4       $  33.1      $ 103.3        $  33.1      $ 125.0
                                    ===================================================================  ==========================

Mortgage Refinance
         % of Total Revenue (1)               66%          51%          59%           58%          58%            56%          42%

                                    -------------------------------------------------------------------  --------------------------
Net Income                               $    1.6      $   0.9      $   3.1       $   5.0      $  10.7        $   5.0      $  14.0
                                    ===================================================================  ==========================

Diluted Weighted Average Shares              60.3         59.1         59.6          61.3         60.4           63.0         65.0

Earnings Per Share                           0.03         0.02         0.05          0.08         0.18           0.08         0.22

Direct Margin (expressed as a % of component revenue)


         Mortgage                             54%          49%          53%           56%          54%            59%          54%
         Mortgage Interest                    49%          56%          50%           53%          52%            54%          44%
         Home Equity                          42%          44%          25%           41%          38%            37%          46%
         Home Equity Interest                 54%          54%          44%           46%          48%            44%          32%
         Auto                                 12%          14%          20%           18%          16%            20%          29%
         Other                                74%          85%          93%          100%          89%           100%         100%
                                    -------------------------------------------------------------------  --------------------------
         Total Direct Margin                  48%          46%          46%           50%          48%            52%          48%
                                    ===================================================================  ==========================

Other Expenses (expressed as a % of total revenue)
Sales & Marketing                             25%          29%          23%           23%          25%            25%          25%
Technology                                     7%           6%           5%            5%           5%             5%           5%
G & A                                          8%           6%           6%            7%           7%             5%           5%


(1) Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue.



Conference Call and Webcast
---------------------------

     Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company's fourth quarter results tomorrow, January 23 at 7:30 a.m.
(PDT). Please dial (312) 470-7393 at 7:25 a.m. (PDT) and reference the pass code "E-LOAN." A replay of the call will be available after 9:00 a.m. (PDT) on January 23, 2003 until 11:59 p.m. (PDT), January 30, 2003. The replay may be accessed by dialing (402) 998-1040. A live webcast, replay of the conference call and slideshow will be available via the investor relations section of the company's website at www.eloan.com.


This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.



About E-LOAN, Inc.

E-LOAN, Inc., an online lending company, offers consumer loans and debt management services online at www.eloan.com or 1-800-E-LOAN-22. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. From inception through December 2002, E-LOAN has originated and sold over $13.0 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.


              (Statement of Operations and Balance Sheet to follow)
                                      # # #


                         E-LOAN, Inc.
                   Statement of Operations
           (in thousands, except per share amounts)

                                                                 Three Months Ended                       Twelve Months Ended
                                                            December 31,        December 31,        December 31,        December 31,
                                                                2002                2001              2002                2001
                                                            -----------         ------------        ------------        ------------

Revenues                                                       $ 33,100             $ 19,515         $ 103,288            $ 67,950

Operating Expenses
     Operations                                                  16,398               10,583            53,854              42,946
     Sales & marketing                                            7,598                4,360            25,365              16,785
     Technology                                                   1,520                1,402             5,625               6,325
     General & administration                                     2,270                1,641             6,936               5,784
     Non-cash marketing costs                                         -                    -                 -               5,970
     Amortization of unearned compensation                            -                2,841                 -               5,164
     Amortization of acquired intangibles and goodwill                -                    -                 -              28,144
                                                              ---------              -------           --------            -------
          Total operating expenses                               27,786               20,827            91,780             111,118
                                                              ---------              -------           --------            -------
Income (loss) from operations                                     5,314               (1,312)           11,508             (43,168)

Other income, net                                                    72                3,228               107               3,638
                                                               --------              -------           --------            --------
Income (loss) before taxes                                        5,386                1,916            11,615             (39,530)
                                                               --------              -------           --------            --------
Income taxes                                                       (372)                   -              (964)                  -
                                                               --------              -------           --------            --------
Net income (loss)                                               $ 5,014              $ 1,916          $ 10,651           $ (39,530)
                                                               ========              =======          =========          ==========
Net income (loss) per share:

Income (loss) per share
        Basic                                                    $ 0.08               $ 0.04            $ 0.18             $ (0.73)
                                                               ========              =======           ========          ==========
        Diluted                                                  $ 0.08               $ 0.03            $ 0.18             $ (0.73)
                                                               ========              =======           ========          ==========
Weighted average shares
        Basic                                                    59,258               53,951            57,613              53,797
                                                               ========              =======           ========          =========
        Diluted                                                  61,298               59,709            60,358              53,797
                                                               ========              =======           ========          =========



                                  E-LOAN, Inc.
                                  Balance Sheet
                                 (in thousands)

                                                                          December 31,           December 31,
                                                                              2002                  2001
                                                                        -------------          --------------
                                ASSETS


Current assets:
    Cash and cash equivalents ($2,500 and                                  $36,321                 $32,538
         $4,500 restricted cash, respectively)
    Loans held-for-sale                                                    393,386                 162,246
    Accounts receivable, prepaids and other current assets                  14,748                   8,435
                                                                        -------------          --------------
      Total current assets                                                 444,455                 203,219
Fixed assets, net                                                            6,262                   6,215
Deposits and other assets                                                    1,319                   1,192
                                                                        -------------          --------------
      Total assets                                                        $452,036                $210,626
                                                                        =============          ==============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Warehouse and other lines payable                                     $383,647                $158,148
    Accounts payable, accrued expenses and other liabilities                12,339                   7,535
    Capital lease obligation                                                    10                     175
                                                                        -------------          --------------
      Total current liabilities                                            395,996                 165,858
Notes payable                                                                    0                   5,000
                                                                        -------------          --------------
      Total liabilities                                                    395,996                 170,858
                                                                        -------------          --------------

Stockholders' equity:

Common stock                                                                    59                      54
Additional paid-in-capital                                                 262,194                 256,578
Accumulated deficit                                                       (206,213)               (216,864)
                                                                        -------------          --------------
      Total stockholders' equity                                            56,040                  39,768
                                                                        -------------          --------------
      Total liabilities and stockholders' equity                          $452,036                $210,626
                                                                        =============          ==============
